FOR IMMEDIATE RELEASE
For more information contact:
K.M. Hoveland, President/CEO
Dustin Luton, Chief Financial Officer
(626) 339-9663

K-FED BANCORP ANNOUNCES 1st QUARTER EARNINGS

Covina, CA – October 27, 2009. K-Fed Bancorp (NASDAQ: KFED) (the “Company”), the parent company of Kaiser Federal Bank (the “Bank”), reported net income of $1.4 million or $0.11 per diluted share for the quarter ended September 30, 2009 which was unchanged from the quarter ended September 30, 2008.  While overall net income remained unchanged the Company experienced an increase of $915,000 in net interest income for the quarter ended September 30, 2009 as compared to the same quarter last year.  The increase in net interest income for the quarter ended September 30, 2009 was offset by increases in the provision for loan losses and noninterest expense of $502,000 and $338,000, respectively.

Net interest margin increased to 2.87% for the quarter ended September 30, 2009 from 2.58% for the same quarter last year. The increasing margin reflected a significant reduction in our cost of funds as a result of the declining interest rate environment and repayment of $78.0 million in higher costing Federal Home Loan Bank (“FHLB”) advances during the past twelve months.

Total assets decreased to $868.2 million at September 30, 2009 from $895.1 million at June 30, 2009 while gross loans receivable increased to $764.7 million at September 30, 2009 from $751.5 million at June 30, 2009.  The decrease in total assets was a result of the repayment of $60.0 million in FHLB advances that matured during the quarter, $50.0 million of which matured on the last day of the quarter.  The repayment of FHLB advances was funded with available liquidity due to strong deposit growth. Total deposits increased to $598.1 million at September 30, 2009 as compared to $566.2 million at June 30, 2009.

As a result of the weak economy and depressed housing market, our one-to-four family mortgage loan portfolio has shown increased delinquency. Delinquent loans 60 days or more totaled $13.8 million or 1.81% of total loans and non-performing assets totaled $13.3 million or 1.54% of total assets at September 30, 2009.  Delinquent loans 60 days or more totaled $8.5 million or 1.13% of total loans and non-performing assets totaled $9.4 million or 1.05% of total assets at June 30, 2009.

We take a proactive approach in monitoring our loan portfolio in order to identify potential problem loans and we evaluate our allowance for loan losses on an ongoing basis to ensure its adequacy.  Accordingly, our provision for loan losses increased to $865,000 for the quarter ended September 30, 2009 from $363,000 for the same quarter last year.  The provision reflects management’s continuing assessment of the credit quality of the Company’s loan portfolio, which is affected by various trends, including current economic conditions.

Noninterest expense increased to $4.3 million for the quarter ended September 30, 2009 as compared to $3.9 million for the quarter ended September 30, 2008.  This increase was primarily a result of an increase of $164,000 in federal deposit insurance premiums and $152,000 in salaries and benefits expense.

Total equity increased to $93.8 million at September 30, 2009 from $92.6 million at June 30, 2009, which is 10.80% of total assets.  Currently, the Bank meets all regulatory capital requirements established by the Office of Thrift Supervision in order to be classified as a “well-capitalized” bank.

This release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of K-Fed Bancorp and Kaiser Federal Bank, and changes in the securities markets.  We caution readers not to place undue reliance on forward-looking statements.  The Company disclaims any obligation to revise or update any forward-looking statements contained in this release to reflect future events or developments.

K-FED BANCORP
Selected Financial Data and Ratios (Unaudited)
September 30, 2009
(Dollars in thousands, except per share data)

Selected Financial Condition Data and Ratios:	September 30 2009	June 30 2009
Total assets	$868,160	$895,097
Gross loans receivable	764,703	751,461
Allowance for loan losses	(5,297)	(4,586)
Cash and cash equivalents	33,507	73,705
Total deposits	598,116	566,193
Federal Home Loan Bank advances	147,000	207,004
State of California time deposits	25,000	25,000
Total stockholders’ equity	$93,789	$92,558

Asset Quality Ratios:
Equity to total assets	10.80%	10.34%
Delinquent loans 60 days or more to total loans	1.81%	1.13%
Non-performing loans to total loans	1.74%	1.18%
Non-performing assets to total assets	1.54%	1.05%
Net charge-offs to average loans outstanding (annualized)	0.08%	0.16%
Allowance for loan losses to total loans	0.69%	0.61%
Allowance for loan losses to non-performing loans	39.72%	51.69%

Selected Operating Data and Ratios:	Three Months Ended September 30
	2009	2008
Interest income	$11,320	$11,505
Interest expense	(5,130)	(6,230)
Net interest income	6,190	5,275
Provision for loan losses	(865)	(363)
Net interest income after provision for loan losses	5,325	4,912
Noninterest income	1,200	1,210
Noninterest expense	(4,273)	(3,935)
Income before income tax expense	2,252	2,187
Income tax expense	(842)	(778)
Net income	$1,410	$1,409

Net income per share – basic and diluted	$0.11	$0.11
Return on average assets (annualized)	0.62%	0.66%
Return on average equity (annualized)	6.05%	6.21%
Net interest margin (annualized)	2.87%	2.58%
Efficiency ratio	57.82%	60.68%

K-FED BANCORP
Selected Financial Data and Ratios (Unaudited)
September 30, 2009
(Dollars in thousands)

	At September 30,	At June 30,
Non-accrual loans:	2009	2009
Real estate loans:
One-to-four family	$9,929	$6,766
Multi-family	—	—
Commercial	—	—
Other loans:
Automobile	30	—
Home Equity	—	—
Other	6	11
Troubled debt restructuring:
One-to-four family	3,138	1,859
Multi-family	234	235
Commercial	—	—
Total non-accrual loans	13,337	8,871

Other real estate owned and repossessed assets:
Real estate:
One-to-four family	—	496
Multi-family	—	—
Commercial	—	—
Other:
Automobile	—	3
Home equity	—	—
Other	—	—
Total other real estate owned and repossessed assets	—	499
Total non-performing assets	$13,337	$9,370

	Loans Delinquent :
	60-89 Days		90 Days or More		Total Delinquent Loans
	Number of Loans	Amount	Number of Loans	Amount	Number of Loans	Amount
Delinquent Loans:
At September 30, 2009
Real estate loans:
One-to-four family	8	$3,853	22	$9,929	30	$13,782
Multi-family	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Other loans:
Automobile	—	—	3	30	3	30
Home equity	—	—	—	—	—	—
Other	6	8	5	6	11	14
Total loans	14	$3,861	30	$9,965	44	$13,826

At June 30, 2009
Real estate loans:
One-to-four family	6	$2,212	14	$6,220	20	$8,432
Multi-family	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Other loans:
Automobile	3	16	—	—	3	16
Home equity	—	—	—	—	—	—
Other	11	16	6	11	17	27
Total loans	20	$2,244	20	$6,231	40	$8,475